EXHIBIT 21


         Set forth below is a list of all subsidiaries of United Leisure Corporation, indicating their jurisdictions of incorporation. None of such subsidiaries do business under any other name.

                                                              Jurisdiction
                            Name                            of Incorporation

         Lion Country Safari, Inc.-California                    Florida

         Planet Kids Learning Centers, Inc.                     Delaware
               Planet Kids, Inc.                               California

         LCS Tours, Inc.                                        Delaware

         Frasier Frontier, Inc.                                California

         United Leisure Interactive, Inc.                       Delaware

         Camp Frasier, Inc.                                    California




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